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Exhibit 99.1


In its fourth quarter 2003 Earnings Conference Call held on December 10, 2003, Toll Brothers, Inc. (the "Company") gave the following guidance regarding its expected results of operations for its fiscal year ending October 31, 2004. These forecasts are subject to many risks, uncertainties and assumptions and may vary significantly from the actual results, as further noted below. Information with respect to quarterly data is subject to even greater fluctuation and risk. We undertake no obligation to publicly update the information provided due changes in economic conditions, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted. We suggest that you listen to the conference call in its entirety. The conference call in its entirety can be heard via the Investor Relations portion of our website, www.tollbrothers.com, until January 31, 2004.

Expected range of unit deliveries and delivered price for fiscal 2004:

                                            Unit Deliveries                    Price
                                            Low        High               Low           High

Year                                        6,000    6,400             $545,000     $555,000
Quarter ending January 31, 2004             1,125    1,225             $535,000     $545,000
Quarter ending April 30, 2004               1,300    1,450             $540,000     $550,000
Quarter ending July 31, 2004                1,550    1,700             $550,000     $560,000
Quarter ending October 31, 2004             1,950    2,100             $550,000     $560,000


Land sales revenue and gross margins for fiscal 2004 are expected to be approximately:

                                             Revenues                Margins
Year                                        $16,000,000                28%
Quarter ending January 31, 2004             $ 5,000,000                25%
Quarter ending April 30, 2004               $ 7,000,000                30%
Quarter ending July 31, 2004                $ 2,000,000                30%
Quarter ending October 31, 2004             $ 2,000,000                30%


Expected other income for fiscal 2004 is approximately:

Year                                        $15,000,000
Quarter ending January 31, 2004             $ 1,500,000
Quarter ending April 30, 2004               $ 2,500,000
Quarter ending July 31, 2004                $ 4,500,000
Quarter ending October 31, 2004             $ 6,500,000


Expected income from unconsolidated entities for fiscal 2004 is approximately:

Year                                        $5,000,000
Quarter ending January 31, 2004             $  500,000
Quarter ending April 30, 2004               $  500,000
Quarter ending July 31, 2004                $2,000,000
Quarter ending October 31, 2004             $2,000,000
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Expected home building gross margin percentage is as follows:

Year                                      Approximately the same or slightly higher than fiscal 2003
Quarter ending January 31, 2004           Approximately the same as fiscal 2003's first quarter
Quarter ending April 30, 2004             Approximately 30 to 60 basis points better than fiscal 2003's second quarter
Quarter ending July 31, 2004              Approximately 25 to 35 basis points better than fiscal 2003's third quarter
Quarter ending October 31, 2004           Approximately the same as fiscal 2003's fourth quarter


Selling, general and administrative expenses as a percentage of revenues is expected to be as follows:

Year                                      Approximately 10 to 20 basis points higher than fiscal 2003
Quarter ending January 31, 2004           Approximately 70 to 80 basis points higher than fiscal 2003's first quarter
Quarter ending April 30, 2004             Approximately 10 to 20 basis points higher than fiscal 2003's second quarter
Quarter ending July 31, 2004              Approximately the same as fiscal 2003's third quarter
Quarter ending October 31, 2004           Approximately 10 basis points higher than fiscal 2003's
                                            fourth quarter

Interest expense for the year and for each of the quarters is expected to be approximately 2.6% of revenues.

Income taxes for the year and for each of the quarters is expected to be approximately 37% of income before income taxes.

The share count to determine diluted earnings per share is based upon what we believe will be an increasing share price during the year. We estimate that the share count for determining diluted earnings per share will average 81.7 million shares for the full fiscal year, starting at 81 million shares in the first fiscal quarter and increasing to 82.2 million shares for the fourth fiscal quarter.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.